EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated October 31, 2018, between Tower One Wireless Corp. and Luis Parra (the "Executive").

The Company is engaged in the business of constructing, owning and operating cellular infrastructure sites in North and South America. The Executive is a founder of the Company, and has been employed by the Company since August 2017 pursuant to an oral employment contract. The Company and the Executive now wish to enter into a written employment agreement on the following terms and conditions.

1. TERMS AND CONDITIONS OF EMPLOYMENT

1.1 Definitions. Capitalized words have the meaning ascribed to them in Schedule "A".

1.2 Position. The Executive's position is Chief Operating Officer of the Company. The Executive will perform such duties as are regularly and customarily performed by the COO of a public company, which will include but are not limited to the duties set forth in Schedule "C". The Company agrees that in addition to role of COO, the Executive may be asked to serve as a senior executive and/or director of the Affiliates, as reasonably requested by the Board.

1.3 Reporting. The Executive will report to the CEO.

1.4 Term. Employment of the Executive by the Company is for an indefinite term and will continue until such time as this Agreement is terminated in accordance with Section 5. The Executive's service with the Company prior to the Effective Date will be recognized for all purposes, including without limitation, severance and vacation entitlement.

1.5 New Consideration. The Executive acknowledges that the Incentive Compensation referred to in section 2.2 and termination benefits set out in Article 5 are sufficient consideration for the Executive to enter into this Agreement and the Executive agrees that this Agreement will be enforceable, notwithstanding the fact it is effective prior to the date it was signed and entered into.

1.6 Location. The Executive's employment will be based in the Company's offices in Miami, Florida. The Executive understands that he will be required to travel regularly.

1.7 Time and Efforts. It is understood that the Executive will, during the term hereof, devote his full time, effort, care and attention to his duties set out in this Agreement and to the business of the Company in order to properly discharge his duties hereunder and the Executive will not be employed or associated with any other business venture without the written consent of the Board.

1.8 Fiduciary Role. The Executive acknowledges that as the COO of the Company, he is an officer of the Company, occupies a position of fiduciary trust and confidence, and as a fiduciary, will develop and acquire wide experience and knowledge with respect to all aspects in which the Company's business is conducted. The Executive agrees to serve the Company in a manner which is consistent with the fiduciary duties owed to the Company. Without limiting the generality of the foregoing, the Executive must observe the highest standards of loyalty, good faith, and avoidance of conflicts of duty and self-interest.

2. COMPENSATION

2.1 Base Salary. The Company will pay the Executive a Base Salary of $180,000 (USD) on an annualized basis. The Board will review the Executive's Base Salary on an annual basis.

2.2 Incentive Compensation. The Executive will be eligible to earn the following cash and equity incentive compensation.

(a) Cash Incentive Compensation. In consideration of the Executive's efforts relating to the permitting, construction, commissioning, and leasing of the Company's (including Affiliates) cellular towers in Mexico, Central America or South America, the Executive will be eligible to earn a cash bonus for each Completed Tower and Co-location Tenants that are in place as at December 31st each year, as further set out in the table in Schedule "B". The calculation of the incentive compensation to be awarded to the Executive in any fiscal year will be approved by the Board.

(b) Equity Incentive Compensation. The Company will transfer to the Executive, the equivalent of one (1%) percent of the total issued common shares of the Company on each anniversary of this Agreement, commencing on January 1, 2019. Such common shares will be issued from treasury.

2.3 All compensation payable to the Executive pursuant to this Article 2 or otherwise under this Agreement, will be payable in accordance with the Company's normal payroll practices, as applicable, and will be subject to all statutory deductions that the Company is required to make and remit.

2.4 The Executive will be responsible to pay for all federal, provincial, state, and local taxes assessed in Canada and any other country or state, which has jurisdiction over any income received from the Executive under this Agreement, which are over and above the amounts that were deducted and remitted on the Executive's behalf by the Company. If the Executive is awarded equity incentive compensation in the form of the Company's common shares, the Executive agrees that the Company may withhold and sell sufficient shares of any earned equity incentive compensation in order to pay any tax withholdings that the Executive is required to pay upon the grant of such common shares.

3. EMPLOYEE BENEFITS

3.1 Employee Health & Insurance Benefits. The Company agrees to provide the Executive (and the Executive's dependents) with health and insurance benefit plans. Such benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits will be governed by the terms of such documents or policies establishing the benefits in issue. In the event the Company is unable to provide such benefits, the Company agrees to reimburse the Executive for such benefit cost provided such costs are approved by the Company in advance.

3.2 Vacation. The Executive is entitled to four (4) weeks' paid vacation each calendar year. Such vacation is to be taken at such time or times that the Executive may select having regard to the business affairs and operations of the Company.

3.3 Professional Development Costs. The Company will reimburse the Executive or pay for the costs associated with the Executive participating in an executive program at a business school chosen by the Executive.

3.4 Expenses. The Company will reimburse the Executive for reasonable expenses incurred in the performance of the Executive's duties during his employment, in accordance with policies formulated by the Company from time to time.

3.5 Benefits on Cessation of Employment. Unless otherwise agreed by the parties, upon cessation of employment with the Company for any reason, regardless of whether the cessation is voluntary or involuntary, or constitutes termination with or without cause or adequate notice:

(a) the Executive will cease to participate in the employee benefits described in this Article 3, and will not be entitled to any further benefits (other than reimbursement for expenses already incurred or which the Executive is entitled but which had not been paid by the Company at the date of termination; and

(b) the Executive will be solely responsible for obtaining personal benefit plans to replace any health or insurance benefits referred to in section 3.1 which he and/or his dependents may have been enrolled in.

4. POST EMPLOYMENT OBLIGATIONS

4.1 Confidential Information.

(a) All Confidential Information, whether developed by the Executive any time while he was employed by the Company, or by others employed or engaged by or associated with the Company or its affiliates or clients, is the exclusive and confidential property of the Company or its affiliates or clients, as the case may be, and will at all times be regarded, treated and protected as such, as provided in this Agreement.

(b) At all times during and subsequent to the Executive's employment with the Company, the Executive will not disclose Confidential Information to any person (other than as necessary in carrying out the Executive's duties on behalf of the Company) without first obtaining the Company's consent, and the Executive will take all reasonable precautions to prevent inadvertent disclosure of any Confidential Information.

(c) At all times during and subsequent to the Executive's employment with the Company, the Executive will not use, copy, transfer or destroy any Confidential Information (other than as necessary in carrying out the Executive's duties on behalf of the Company) without first obtaining the Company's consent and the Executive will take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services that embody or are derived from Confidential Information or exercising judgment or performing analysis based upon knowledge of Confidential Information.

(d) Within two (2) business days after the termination of the Executive's employment for any reason, the Executive will promptly deliver to the Company all property of

or belonging to or administered by the Company including without limitation all Confidential Information that is embodied in any form, whether in hard copy or on electronic media, and that is within the Executive's possession or under the Executive's control.

4.2 Post-employment Fiduciary Duties. The Executive is an officer and fiduciary of the Company and accordingly, the Executive understands that he has common law obligations not to

(a) compete unfairly with the Company after the termination of his employment (for any reason) with the Company;

(b) appropriate for his own or third parties' benefit, any of the Company's business opportunities that the Executive learned of or was working on while employed by the Company; nor

(c) solicit those employees or contractors of the Company who were employed or working for the Company at the time of the Executive's termination, for the purpose of inducing them to terminate their employment or contract with the Company.

4.3 Consent to Enforcement. The Executive confirms that all restrictions in sections 4.1 and 4.2 are reasonable and valid and any defences to the strict enforcement thereof by the Company are waived by the Executive. Without limiting the generality of the foregoing, the Executive hereby consents to an injunction being granted by a court of competent jurisdiction in the event that the Executive is in breach of any of the provisions stipulated in sections 4.1 and 4.2. The Executive hereby expressly acknowledges and agrees that injunctive relief is an appropriate and fair remedy in the event of a breach of any of the said provisions.

4.4 The Executive's obligations under each of sections 4.1 and 4.2 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive's wrongful dismissal by the Company.

5. TERMINATION

5.1 Termination by the Company for Just Cause. Subject to section 5.4, the Company may terminate the Executive's employment for just cause (as that term is defined by the common law applicable in British Columbia) at any time by delivering to the Executive written notice of termination. If the Executive's employment with the Company is terminated by the Company for just cause, the Executive will not be entitled to any additional payments or benefits other than the Base Salary earned by the Executive up to and including his last day of employment.

5.2 Resignation by the Executive. The Executive may terminate this Agreement at any time (without Good Reason) by providing at least sixty (60) days' written notice to the Company in advance of the Executive's proposed final day of employment. In the event that the Executive resigns his employment pursuant to this section 5.1, and subject to section 5.4:

(a) the Executive will not be entitled to any additional payments or benefits other than his Base Salary and Incentive Compensation earned as of the Date of Termination; and

(b) the Company may elect to terminate the Executive earlier by paying the Executive the Base Salary and Incentive Compensation he would have earned during the balance of the notice period provided by the Executive.

5.3 Termination by the Executive for Good Reason & Termination by the Company Without Just Cause.

(a) The Executive may terminate his employment with the Company for Good Reason, at any time within sixty (60) days after the date the Executive has given written notice to the Board of the alleged "Good Reason" and the Company has failed to cure such event or situation.

(b) The Company may terminate the Executive's employment at any time for other than for just cause by delivering to the Executive written notice of termination.

(c) If the Executive's employment with the Company is terminated pursuant to section 5.3(a) or 5.3(b), and subject to section 5.4, then the Executive will be entitled to the following:

(i) severance in the amount of two (2) times the Executive's Base Salary at the time of termination;

(ii) the Incentive Compensation the Executive would have earned for the year he was terminated (calculated as of the termination date), pro-rated for partial year; and

(iii) the greater of two (2) times

(A) the Incentive Compensation that the Executive earned for the last complete calendar year prior to the termination, or

(B) the Incentive Compensation that the Executive is entitled to pursuant to sub-section 5.3(c)(ii).

5.4 Resignation by the Executive or Termination by the Company During a Change of Control Period. If the Executive resigns during a Change of Control Period, or the Company terminates the Executive's employment for any reason (including termination for just cause), during the Change of Control Period the Company will pay or provide the Executive two (2) times the severance and Incentive Compensation referred to in sub-sections 5.3(c)(i) to **Error! Reference source not found.**.

5.5 Stock Options to Vest. If the Executive's employment is terminated pursuant to sections 5.3 or 5.4, then any unvested stock options awarded to the Executive, will immediately vest, and the Executive will be entitled to exercise his Stock in accordance with the Company's stock option plan.

5.6 Fair and Reasonable Provisions. The Company and Executive acknowledge and agree that the provisions of pursuant to sections 5.3 or 5.4 constitute fair and reasonable provisions, and such payments and benefits will not be limited or reduced by amounts [redacted]

the Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

5.7 The severance amounts payable pursuant to sections 5.3 or 5.4 will be subject to statutory deductions including withholding taxes if applicable, and payable in a lump sum. This severance payment will also be in lieu of, not in addition to the notice or pay in lieu of notice of termination required by the BC *Employment Standards Act*, or any similar legislation triggered by the termination of this Agreement.

5.8 Resignation as Director. Unless otherwise agreed to by the Company, if the Executive's employment ends for any reason, the Executive agrees to resign from all offices and directorships for the Company and its affiliates effective on the last date of the Executive's employment with the Company.

6. GENERAL

6.1 Indemnification. The Company hereby covenants and agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative of any nature whatsoever by reason of, or as a result of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a trustee, director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, the Executive will be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's constating documents or, if greater, by applicable federal, state or provincial legislation, against all costs, expenses, liability and losses of any nature whatsoever (including, without limitation, lawyer's fees, judgments, fines, interest, taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively the "Indemnification Amounts"), and such indemnification will continue as to the Executive even if he has ceased to be a director, officer, member, employee or agent of the Company and will inure to the benefit of the Executive the Indemnification Amounts incurred, or reasonably estimated to be incurred, by him immediately upon receipt by the Company of a written request for such advance.

6.2 Insurance. The Company will use its best efforts to obtain third party liability insurance for the Executive (including directors and officers liability insurance) insuring the Executive for any claims arising from the negligent acts or omissions of the Executive or the Company during the period the Executive was employed by the Company.

6.3 Authorization. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and perform its obligations hereunder, and that performance of this Agreement will not violate any agreement between the Company and any other person, firm or organization nor breach any provisions of its constating documents or governing legislation.

6.4 Obligations Continue. The Executive's obligations under section 4 are to remain in full force and effect notwithstanding termination of this Agreement for any reason.

6.5 Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either party hereto of any breach by the other party hereto of any condition or provision contained in this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision

at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

6.6 Compliance with Policies and Laws. The Executive agrees to abide by all the Company's policies and procedures, including without limitation, the Company's code of conduct. The Executive also agrees to abide by all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies.

6.7 Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable thereto. Each of the parties hereby irrevocably attorns to the jurisdiction of the Supreme Court of British Columbia with respect to any disputes arising out of this Agreement.

6.8 Notices. Any notice required or permitted to be given under this Agreement must be in writing and will be properly given if delivered or faxed addressed as follows:

(a) in the case of the Company: to the attention of the President & CEO; and

(b) in the case of the Executive: to the last address of the Executive in the records of the Company and its subsidiaries or to such other address as the parties may from time to time specify by notice given in accordance herewith.

Any notice so given will be conclusively deemed to have been given or made on the day of delivery, if delivered, or if faxed, upon the date shown on the delivery receipt recorded by the sending facsimile machine.

6.9 Severability. If any provision contained herein is determined to be void or unenforceable for any reason, in whole or in part, it will not be deemed to affect or impair the validity of any other provision contained herein and the remaining provisions will remain in full force and effect to the fullest extent permissible by law.

6.10 Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

6.11 Currency. Unless otherwise specified herein all references to dollar or dollars are references to US dollars.

6.12 Further Assurances. Each of the Executive and the Company will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, documents and things as the Executive or the Company may require for the purposes of giving effect to this Agreement.

6.13 Counterparts/Facsimile Execution. This Agreement may be executed in several parts in the same form and such parts as so executed will together constitute one original document, and such parts, if more than one, will be read together and construed as if all

[redacted]

the signing parties had executed one copy of the said Agreement.

INTENDING TO BE LEGALLY BOUND, the parties have executed this Agreement on the date first written above.

TOWER ONE WIRELESS CORP.

Per: [redacted]

Authorized Signatory

Executed by the Executive in the presence of:	)	[redacted]
[redacted]	)	
Signature	)	**LUIS PARRA**
Santiago [illegible]	)	
Print Name	)	
615 Ocean Dr. Key Biscayne	)	
Address	)	
Employee / CFO	)	
Occupation	)	

SCHEDULE "A"
DEFINITIONS

For the purposes of this Agreement, the following terms will have the following meanings, respectively:

1. "Affiliate" means a corporation

   (a) that is a subsidiary of and controlled by the Company,

   (b) whereby the Company is a subsidiary and controlled by it, or

   (c) which is controlled by the same corporation as the Company.

   For the purposes of this section 1, controlled means a corporation owns sufficient voting shares of another corporation to elect or appoint a majority of the directors of that other corporation.

2. "Agreement" means this employment contract and all schedules and amendments hereto.

3. "Approved Holder" means any person or group of persons acting in concert which as of the date of this Agreement hold, directly or indirectly, a sufficient number of the outstanding voting shares to affect materially the control of the Company.

4. "Base Salary" means the salary paid to the Executive, as described in section 2.1.

5. "Board" means the board of directors of the Company.

6. "Change of Control Event" means the occurrence of any one of the events set out below:

   (a) closing of financing by Raymond James Ltd. in 2018;

   (b) an acquisition, directly or indirectly, of voting shares of the Company (including securities of the Company which on conversion will become voting shares) by any person or group of persons acting in concert (other than the Approved Holder) such that such person or group of persons are able for the first time to affect materially the control of the Company;

   (c) a merger, amalgamation, or consolidation of the Company with or into another entity, or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's shares immediately after are owned by persons who were not stockholders of the Company immediately prior to such merger, amalgamation, consolidation or reorganization;

   (d) the exercise of the voting power of all or any shares of the Company so as to cause or result in the election of a majority of directors of the Company who were not incumbent directors;

   (e) a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company, a wholly owned subsidiary of the Company, or the Approved Holder) for more than 50% of the issued and outstanding voting shares; or

[redacted]

(f) the sale, transfer or disposition by the Company of all or substantially all of the assets of the Company.

An event will not constitute a Change of Control Event if its sole purpose is to change the jurisdiction of the Company or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company's voting shares immediately before such event. Additionally, a Change of Control Event will not be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group that consummates the Change of Control Event.

7. "Change of Control Period" for the Change of Control Event described in sub-sections 6(a) to 6(f) begins one month before the date the date of closing of such Change of Control Event, and ends at the end of the twenty-fourth (24th) month after the date of closing of such Change of Control Event.

8. "Co-location Tenant" means a cell phone carrier who has entered into a lease annex agreement to be a tenant of a Completed Tower, as part of that Completed Tower's master lease agreement, but does not include the anchor or original cell phone carrier tenant for that Completed Tower.

9. "Company" means Tower One Wireless Corp. and includes all of its Affiliates.

10. "Completed Tower" means a cellular tower of the Company located in Mexico, Central America or South America in which:

(a) the permitting, construction, and commissioning is complete,

(b) an anchor cell phone carrier tenant has entered into a lease annex agreement as part of that Completed Tower's master lease agreement, and

(c) such cellular tower is generating lease revenue for the Company.

11. "Confidential Information" means information, whether or not originated by the Executive, that is confidential or proprietary and relates to the business or affairs of the Company and its affiliates, as well as information provided to the Company by third parties which the Company is required to keep confidential. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(a) information regarding actual or proposed tower site locations, leases, licenses, permits and parties;

(b) financial information, forecasts and projections, strategic plans, business opportunities, purchasing and internal cost information, and the manner and method of conducting the Company's business;

(c) information, studies, reports and other documents, including without limitation, plans, proposals, technical and proprietary information, operational manuals and know-how relating to the construction, ownership and operation of actual or proposed cellular infrastructure;

(d) personal and contact information about the Company's employees, contractors, partners, customers, suppliers, investors, or other partners; and [redacted]

(e) all information that becomes known to the Executive as a result of employment that the Executive, acting reasonably, believes is Confidential Information or that the Company takes measures to protect.

Confidential Information does not include:

(f) the general skills and experience gained during the Executive's employment or engagement with the Company that the Executive could reasonably have been expected to acquire in similar employment or engagements with other companies;

(g) information publicly known without breach of this Agreement or similar agreements; or

(h) information, the disclosure of which is required to be made by any law, regulation or governmental authority (to the extent of the requirement), provided that before disclosure is made, notice of the requirement (and the extent of the requirement) is provided to the Company (to the extent reasonably possible in the circumstances), and the Company is afforded an opportunity to dispute the requirement.

12. "Effective Date" means January 1, 2018.

13. "Good Reason" means the occurrence of any of the following events without the express written consent of the Executive:

(a) any material adverse change (except temporarily during any period of physical or mental incapacity or disability of the Executive) in the Executive's title(s), status, position(s), authority, duties or responsibilities with the Company; or

(b) any material reduction of the Executive's Base Salary, or changes to or the elimination of the Incentive Compensation which result in a material reduction in the Executive's compensation.

14. "Incentive Compensation" means the cash and equity incentive compensation the Executive is eligible to earn, as further described in section 2.2. [redacted]

SCHEDULE "B"
CASH INCENTIVE COMPENSATION

1. OVERVIEW

The Executive will be eligible to earn an annual cash bonus for each Completed Tower plus Co-location Tenants that are in place as at December 31st each year, as further set out in the table in this Schedule "B". The calculation of the cash bonuses will be approved by the Board, and payable within 60 days after the bonuses are earned.

2. PERFORMANCE TARGETS

The attached table sets out an example of how the cash bonus will be calculated:

	For 1 to 150 Completed Towers & Co-location Tenants	**For 151 - 300 Completed Towers & Co-location Tenants**	**For 301 and above Completed Towers & Co-location Tenants**
Total Completed Towers & Co-location Tenants	$200 (USD) per Completed Tower & Co-location Tenants	$300 (USD) per Completed Tower & Co-location Tenants	$400 (USD) per Completed Tower & Co-location Tenants

[For illustration purposes, if as at December 31, 2018 the Company have a total of 50 Completed Towers and Co-location Tenants, the Executive would earn a cash bonus for 2018 of $10,000 (50 x $200). If the Company added 5 more Completed Towers and 100 more Co-location Tenants in 2019 so that as at December 31, 2019 there were a total of 155 Completed Towers and Co-location Tenants, then the Executive would earn a cash bonus for 2019 of $46,500 (155 x $300).] [redacted]

SCHEDULE "C"
EXECUTIVE'S DUTIES

1. The Chief Executive Officer ("COO") is the second most senior executive decision-making authority on all matters relating to the Company's business including without limitation on matters of finance, strategy, shareholder relations, business development, governance, and regulatory compliance.

2. The role of the COO will include working with the CEO on delivering the following:

   (a) execution of short and long term business strategies;

   (b) develop for approval, annual business plans and budgets, aligned with the Company's strategic plans and other directions of the CEO and the Board;

   (c) ensure that all contracts and similar arrangements of the Company are approved and signed in accordance with the signing authorities authorized by the Company from time to time.

   (d) develop a program and approach for the identification and expression of standards of business conduct for integrity with the vision and values of the corporate group, and to oversee such programs including internal education about such standards, and to hold employees and officers accountable for same;

   (e) develop and implement systems, policies and procedures to facilitate high standards of business performance and reporting as well as regulatory compliance;

   (f) ensure that all contracts and similar arrangements of the Company will be approved and signed in accordance with the signing authorities authorized by the Company from time to time;

   (g) oversight over corporate finance, accounting and strategic investment, annual business plans and budgets, aligned to approved strategic plans, budgets, policies and other strategic directions of the Company; and

   (h) Legal Compliance and Risk Management:

      (i) developing and implementing systems to ensure that material risks and obligations are identified and assessed;

      (ii) appropriate processes and steps are taken for reliable oversight of employees and agents of the company, with high standards of compliance and reporting;

      (iii) to lead in risk management through developing information briefs and proposed policies with the CEO on risk factors, and mechanisms to address such risks, and development of policies and practices on matters of non-compliance, and in enforcement of non-compliance, or in recognition of compliance excellence; and

      (iv) corporate governance, including planning and updating, and related risk management such as succession planning for key personnel.

[redacted]